Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Laura Crowley

Director of Investor Relations and Public Relations

SYNNEX Corporation

(510) 668-3715

laurack@synnex.com

SYNNEX CORPORATION SETS RECORD AND MEETING DATES

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

FREMONT, CA – January 15, 2010 – SYNNEX Corporation (NYSE: SNX), a leading business process services company, has established record and meeting dates for its 2010 annual meeting of stockholders. SYNNEX stockholders of record at the close of business on February 10, 2010, will be entitled to notice of the meeting and to vote upon matters considered at the meeting. The meeting will be held in Fremont at SYNNEX’ headquarters located at 44201 Nobel Drive, beginning at 10:00 a.m. PT on March 22, 2010.

A stockholder proposal not included in the proxy statement for SYNNEX’ 2010 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to SYNNEX’ Corporate Secretary at its headquarters and otherwise complies with the provisions of SYNNEX’ Bylaws. To be timely, SYNNEX’ Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day SYNNEX mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. For SYNNEX’ 2010 Annual Meeting of Stockholders, stockholders must submit written notice to the Corporate Secretary in accordance with the foregoing Bylaw provisions no later than the close of business on February 1, 2010.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers and original equipment manufacturers in multiple regions around the world. The Company provides services in IT distribution, supply chain management, contract assembly and global business services. Founded in 1980, SYNNEX employs over 6,300 associates worldwide and operates in the United States, Canada, China, Japan, Mexico, the Philippines and the United Kingdom. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

Copyright 2010 SYNNEX Corporation. All rights reserved. SYNNEX, the SYNNEX Logo and all other SYNNEX company, product and services names and slogans are trademarks or registered trademarks of SYNNEX Corporation. SYNNEX and the SYNNEX Logo Reg. U.S. Pat. & Tm. Off. Other names and marks are the property of their respective owners.

Source: SYNNEX Corporation – SNX-F